Exhibit 21.1

Subsidiaries of ION Acquisition Corp 2 Ltd.

Name of Subsidiary	Jurisdiction of Organization

Inspire Merger Sub 1, Inc.	Delaware

Inspire Merger Sub 2, LLC	Delaware